Exhibit 99.1

Medley Capital Corporation Adds Key Equipment Finance and City National Bank to its Credit Facility, Increasing Commitments to $262.5 million

NEW YORK, NY (December 10, 2012) - Medley Capital Corporation (NYSE: MCC) (the "Company") today announced the closing of an additional $70 million of commitments to its senior secured revolving and term loan credit facilities (the "Credit Facility"). The Credit Facility was arranged and led by ING Capital LLC ("ING"). Key Equipment Finance Inc. ("Key") and City National Bank ("City National") joined the lending group and committed $45 million and $15 million, respectively, to the Credit Facility. ING also increased its commitment by $10 million. Total commitments to the Credit Facility are $262.5million, comprised of $182.0 million committed to the revolving credit facility and $80.5 million committed to the term loan facility. The Credit Facility provides for an aggregate accordion feature permitting subsequent increases to the Credit Facility up to an aggregate maximum amount of $300 million.

"We are pleased to add Key and City National to our growing bank group," said Brook Taube, Chief Executive Officer of the Company. "We intend to utilize the additional lending commitment to grow our investment portfolio and we look forward to working with our bank group as we expand our business in the years ahead," continued Mr. Taube.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7-50 million. Medley will support acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

ABOUT ING CAPITAL LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

SOURCE: Medley Capital Corporation

Richard Allorto, 212-759-0777